Exhibit 10.01

January 12, 2005

Scott Thompson
45 Roberts Way
Hillsborough, CA 94010

Dear Scott:

eBay Inc. (“the Company” or “eBay”) is pleased to offer you, subject to approval by eBay’s Board of Directors, the exempt position of Senior Vice President, Chief Technology Officer, PayPal at a salary of $16,346.16 paid bi-weekly, which is equivalent to an annualized salary of $425,000.16. In addition, the Company may award you discretionary bonuses from time to time.

You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 275,000 shares of the Company’s Common Stock. The options will be granted under the Company’s 2001 Equity Incentive Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option. Enclosed is the Company’s securities trading policy, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the enclosed trading policy carefully, sign and date the certification (page one of the agreement) and return it to me.

You will be eligible to participate in eBay’s Executive Management Incentive Program (EMIP), which is comprised of 5 components: 4 quarterly and 1 annual. Payouts are based on individual achievement as well as Company performance. Your target bonus under the current program would be 60% of your base salary. Eligibility for this program begins with your first full business quarter of employment. You must be employed on the last day of the calendar quarter to be eligible for the quarterly pay out. To be eligible for the annual bonus component, you would need to be employed on the first day of the 4th calendar quarter and be employed on the last day of such quarter.

You will also be eligible to earn a bonus of up to $500,000 in accordance with terms of the following schedule, subject to the conditions contained herein and initial approval by eBay’s Board of Directors: the first installment of $250,000 would be payable within two payroll periods of your commencement of employment with the Company; the last installment of $250,000 would be payable twelve months from your commencement of employment with eBay. Each scheduled bonus payment is subject to your continued full time employment with the Company on each scheduled payment date and to standard payroll deductions and tax withholding. You fully understand that if your employment with the Company ceases, for any reason, prior to the occurrence of the last installment payment date, you will not be eligible to receive such bonus and no pro rata bonus can be earned. Should you resign from eBay prior to the completion of two years service with the Company you will be required to reimburse the Company for a pro-rata portion of the initial $250,000 bonus installment. This reimbursement will be due at the time your employment with eBay ceases and will be calculated by dividing the number of full months served by 24, multiplying that fraction by $250,000, and subtracting the product from $250,000.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s Chief Executive Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the rules of the American Arbitration Association (AAA), rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter with attachments, the Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Arbitration Agreement, and the Proprietary Information and Inventions Agreement and returning them to me, along with the Company’s trading policy certification.

This offer is contingent upon your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. Your background and qualifications will add a unique strength to eBay’s continued success. We look forward to you coming on board.

Very truly yours,	ACCEPTED:

/s/ Maynard Webb	/s/ Scott Thompson 1/17/05

Maynard Webb Chief Operations Officer	Scott Thompson Date Anticipated Start Date: 2/7/05